Exhibit 10.19

Aldeyra Therapeutics, Inc.
131 Hartwell Avenue, Suite 320
Lexington, MA 02421

October 21, 2015

Stephen G. Machatha, Ph.D.

Dear Stephen,

Aldeyra Therapeutics, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.
Position. Your initial title will be Vice President of Chemistry, Manufacturing and Controls (CMC) and you will initially report to the Company’s Chief Operating Officer, Scott Young. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.
Cash Compensation. The Company will pay you a starting salary at the rate of $8,958.33 per pay period (twenty four pay periods per year), payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors or its Compensation Committee. Your target bonus will be equal to 25% of your annual base salary. (For the 2015 fiscal year, you will be eligible for a bonus of up to $25,000.) Any bonus for a fiscal year is expected to be paid within 2.5 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Company’s Board of Directors or its Compensation Committee with respect to your bonus will be final and binding.
3.
Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to 3 weeks paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
4.
Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 35,000 shares of the

Stephen Machatha

October 15, 2015

Company’s Common Stock (the “Option”). The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2013 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.
5.
Severance Benefits.
(a)
General. If you are subject to an Involuntary Termination, then you will be entitled to the benefits described in this Section 5. However, this Section 5 will not apply unless you (i) have returned all Company property in you r possession, (ii) have resigned as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the "Release Deadline"). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 5.
(b)
Salary Continuation. If you are subject to an Involuntary Termination, then the Company will continue to pay your base salary for a period of 6 months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company's standard payroll procedures. The salary continuation payments will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.
(c)
Cash Bonus. If you are subject to an Involuntary Termination, then the Company will pay you a lump-sum in cash equal to the greater of (i) your target bonus for the year in which the Involuntary Termination occurs or (ii) the actual bonus paid to you with respect to the Company's most recently completed fiscal year. Such payment will be made within 60 days after your Separation; however, if such 60-day period spans two calendar years, then the payment will in any event be made in the second calendar year.
(d)
COBRA. If you are subject to an Involuntary Termination and you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") following your Separation, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees and their eligible dependents until the earliest of (i) the close of the 6-month period following your Separation, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become

Stephen Machatha

October 15, 2015

eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. Such payments will be treated as taxable compensation income to you if required or advisable, in the Company's sole discretion, to avoid adverse consequences to you, the Company or the Company's other employees.

6.
Confidentiality, Non-Competition and Work Product Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard “Confidentiality, Non-Competition and Work Product Agreement”, a copy of which is attached hereto as Exhibit A.
7.
Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
8.
Tax Matters.
(a)
Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
(b)
Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company, its Board of Directors or its Compensation Committee related to tax liabilities arising from your compensation.
9.
Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and

Stephen Machatha

October 15, 2015

the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Massachusetts in connection with any Dispute or any claim related to any Dispute.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Confidentiality, Non-Competition and Work Product Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on Friday, October 16, 2015. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon (i) your starting work with the Company on or before November 2, 2015, (ii) your completing an employment application and (iii) a background and/or reference check to the Company’s satisfaction.

If you have any questions, please call me at 781-761-4904 x207.

Very truly yours,

Aldeyra Therapeutics, Inc.

/s/ Todd C. Brady

By:

Todd C. Brady, M.D., Ph.D.

Title: President and Chief Executive Officer

I have read and accept this employment offer:

/s/ Stephen Machatha
Signature of Stephen Machatha, Ph. D.

Dated: October 21, 2015

Stephen Machatha

October 15, 2015

Attachment

Exhibit A: Confidentiality, Non-Competition and Work Product Agreement